Exhibit 10.26
VION HOLDING N.V.
2012 Retention Incentive Plan for Banner Companies
In connection with the proposed sale by Sobel Best N.V. of the Banner Companies, VION Holding N.V. ("VION") hereby establishes this 2012 Retention Incentive Plan (the "Plan"). For purposes of the Plan, the "Banner Companies" means Sobel USA Inc. and its subsidiaries, and Banner Pharmacaps Europe B.V. The purpose of the Plan is to retain the services of the key executives and employees of the Banner Companies during the sale process, ensure a successful sale and reward such executives and employees for their past performance in building the Banner Companies.
For purposes of the Plan, the base enterprise value of the Banner Companies shall be US$245 million. The sale of the Banner Companies to any buyer (the "Buyer") will require the Buyer at closing to pay a set price for all of the shares of the Banner Companies (the "Share Price") and pay off, directly or on behalf of the Banner Companies, all indebtedness owing by the Banner Companies to VION and its affiliates as of the closing (the "Inter-Company Debt"). In addition, it is likely that the proposed transaction will provide for Sobel Best N.V., as seller, to guarantee to the Buyer that the net worth or working capital of the Banner Companies on the date of the closing of the sale (the "Closing Date") will meet an agreed target. If so, such net worth or working capital will be confirmed by a Closing Date audit of the Banner Companies and, based on such audit, the parties will make a post-closing purchase price adjustment (the "Post-Closing Adjustment").
Payments under the Plan shall be based on VION's "total return" from the sale of the Banner Companies, which shall be equal to (i) the Share Price paid by the Buyer at the closing, plus (ii) the amount of Inter-Company Debt paid to VION and its affiliates at the closing, plus (iii) the amount of any distributions of cash by the Banner Companies to Sobel Best N.V. during the period commencing on the date hereof and ending on the Closing Date, whether as a dividend or as a return of capital (the "Pre-Closing Distributions"), plus (iv) the amount of any Post-Closing Adjustment paid by Buyer, and minus (v) the amount of any Post-Closing Adjustment paid by Sobel Best N.V. (the "Total Return"). VION shall determine the amount of the Total Return following the final determination of the Post-Closing Adjustment.
The Plan shall work as follows:
1.Bonus Pool. VION will establish a pool of funds (the "Bonus Pool") for payment of bonuses to designated executives and employees of the Banner Companies following the closing of a sale of the Banner Companies. The size of Bonus Pool will depend upon the Total Return from the sale. If the Total Return equals US$245 million, the amount of the Bonus Pool will be US$4.5 million. If the Total Return is greater or less than US$245 million, the size of the Bonus Pool will be correspondingly increased or decreased as set forth in Attachment 1; provided that the size of the Bonus Pool will not be less than US$3.5 million (the "Minimum Bonus Pool").
2.Participation and Allocations. VION has requested that the CEO of Banner Pharmacaps Inc. (the "Banner CEO") provide to VION, within four (4) weeks after the date hereof, a recommendation of

/s/ PB

those employees of the Banner Companies who shall be eligible to participate in the Plan, and such participants' respective shares of the Bonus Pool. A participant's share may he stated as a percentage or fixed dollar amount. VION shall review such recommendations and approve or modify them as VION sees fit. VION will provide the approved list of participants and allocations to the Banner CEO, who shall then inform the relevant participants, in such manner as VION approves, of their potential distributable amount under the Plan. The approved allocations may, but need not, allow for a portion of the Bonus Pool to be allocated at a later date, thereby allowing VION to reward special performance during the sale process. With respect to such remaining portion, the CEO shall recommend to VION at least seven (7) days before the Closing Date how the same should be allocated. VION shall review such recommendations and, taking into account such recommendations but not being bound by them, VION shall determine the allocation of such remaining portion.

3.Implementation. Payment of bonuses equal in the aggregate to 70% of the Minimum Bonus Pool will be made on or within ten (10) days following the Closing Date, pro rata to all participants in the Plan (the "First Payment"). Payment of the remaining bonuses from the Bonus Pool will be made within ten (10) days after the later of (i) four (4) months after the Closing Date and (ii) the date the Total Return has been finally determined by VION (the "Second Payment") but in no event later than one year after the Closing Date. On each payment date, VION will transfer the applicable aggregate Bonus Pool amount to the Banner Companies. The Banner Companies will then pay the participants their respective shares, subject to all applicable payroll and withholding tax deductions.
No amount will be owing to any employee who, for any reason whatsoever, is not employed by the Banner Companies on the Closing Date. In addition, no bonus amount payable after the First Payment will be owing to any employee who, after the Closing Date, resigns his employment or is terminated for "Cause" prior to the Second Payment. For purposes of this Plan and with respect to a participant, "Cause" will have the meaning specified in any Change of Control Agreement between a Banner Company and such participant or, if the participant is not party to such an agreement with a Banner Company, "Cause" will mean (i) participant's commission of a felony or other criminal offense that would damage the reputation of any Banner Company; (ii) participant's gross negligence or willful misconduct that is detrimental to any Banner Company; (iii) the breach by participant of (A) any duty or undertaking owing to any Banner Company to keep confidential the confidential or proprietary information and trade secrets of such Banner Company or (B) any agreement between the participant and any Banner Company or (iv) a material breach of any Banner Company policy. To the extent that an event described above is susceptible to cure, no termination with Cause will occur unless the Banner Company that employs such participant has first provided written notice of the event that constitutes Cause and the participant has failed to cure such event within ten (10) business days of such notice.

This Plan will terminate, and no payment under the Plan will be made or owing to any employee of the Banner Companies, if a sale of the Banner Companies is not completed by December 31, 2013; provided, however, that if a definitive share purchase agreement with the Buyer is entered into prior to such date, then this Plan shall remain in effect until such agreement is terminated or abandoned by the parties thereto.

/s/ PB

VION reserves the right not to pursue a sale of the Banner Companies and to terminate any sale process at any time, and nothing herein will obligate VION to pursue or complete a sale of the Banner Companies. Participation in this Plan does not affect the ability of any Banner Company to terminate a participant's employment with or without Cause and with or without notice.

4.Section 280G Compliance. No payment will be made hereunder to any participant who is a U.S. taxpayer if such payment would constitute a "parachute payment" within the meaning of Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), unless the shareholders of the Banner Company which employs such participant have approved the payment in accordance with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the corresponding Treasury Regulations promulgated thereunder.
June 25, 2012

/s/ Peter Beckers

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/s/ PB